Exhibit 99.1

Contacts:	Michael Mitchell (Media)	Shep Dunlap (Investors)
	+1-847-943-5678	+1-847-943-5454
	news@mdlz.com	ir@mdlz.com

Mondelēz International Recommends Stockholders Reject ‘Mini-Tender’ Offer by TRC Capital Corporation

DEERFIELD, Ill. – March 1, 2018 – Mondelēz International, Inc. (NASDAQ: MDLZ) has been notified of an unsolicited “mini-tender” offer by TRC Capital Corporation (TRC) to purchase up to 2.5 million shares of Mondelēz International common stock, representing less than 0.2 percent of shares outstanding. TRC’s offer price of $42.20 per share is approximately 4.4 percent below the closing price per share of Mondelēz International’s common stock on Feb. 16, 2018, the last trading day before the commencement of the offer.

Mondelēz International does not endorse TRC’s unsolicited mini-tender offer and is not associated with TRC, its mini-tender offer or the mini-tender offer documents.

Because TRC’s offer price is at a price below the current market price, Mondelēz International recommends that stockholders not tender their shares (i.e., take no action) or, if they have already tendered shares, withdraw their shares by providing the written notice described in the TRC mini-tender offer documents prior to the expiration of the offer, currently scheduled for 12:01 a.m., New York City time, on Wednesday, March 21, 2018. TRC may extend the offering period at its discretion.

Stockholders should obtain current market quotations for their shares, consult with their broker or financial advisor, and exercise caution with respect to TRC’s mini-tender offer. Mini-tender offers, such as this one by TRC, do not give investors the same level of protection afforded by larger tender offers. For example, in making this offer, TRC is not required to file disclosure and other offer documents with the Securities and Exchange Commission or adhere to additional procedures mandated by U.S. securities laws.

The SEC has cautioned investors that “some bidders make mini-tender offers at below-market prices, hoping that they will catch investors off guard if the investors do not compare the offer price to the current market price.”

Mondelēz International encourages brokers and dealers, as well as other market participants, to review the SEC’s letter to the Securities Industry Association regarding broker-dealer mini-tender offer dissemination and disclosures at http://www.sec.gov/divisions/marketreg/minitenders/sia072401.htm. Additional SEC guidance to investors on mini-tender offers is available at http://www.sec.gov/investor/pubs/minitend.htm.

Mondelēz International requests that a copy of this press release be included with all distributions of materials relating to TRC’s mini-tender offer related to shares of Mondelēz International’s common stock.

About Mondelēz International

Mondelēz International, Inc. (NASDAQ: MDLZ) is building the best snacking company in the world, with 2017 net revenues of approximately $26 billion. Creating more moments of joy in approximately 160 countries, Mondelēz International is a world leader in biscuits, chocolate, gum, candy and powdered beverages, featuring global Power Brands such as Oreo and belVita biscuits; Cadbury Dairy Milk and Milka chocolate; and Trident gum. Mondelēz International is a proud member of the Standard and Poor’s 500, Nasdaq 100 and Dow Jones Sustainability Index. Visit www.mondelezinternational.com or follow the company on Twitter at www.twitter.com/MDLZ.

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